Exhibit 10(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form N-1A of BlackRock Funds of our reports dated September 23, 2025, relating to the financial statements and financial highlights of the funds listed in Appendix A, which appear in BlackRock Funds’ Certified Shareholder Reports on Form N-CSR for the year ended July 31, 2025. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statements.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
November 20, 2025

Appendix A

BlackRock Funds

1.	BlackRock Short Obligations Fund
2.	iShares Russell Mid-Cap Index Fund
3.	iShares Russell Small/Mid-Cap Index Fund
4.	iShares Total U.S. Stock Market Index Fund

2